99.1	News Release of Lee Enterprises, Incorporated dated September 8, 2011

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises and lenders agree on refinancing

DAVENPORT, Iowa (Sept. 8, 2011) – Lee Enterprises, Incorporated (NYSE: LEE), a leading print and digital provider of local news, information and advertising in 53 markets, has reached agreement with a significant majority of the holders of its revolving credit and term loan facilities to provide for extension of maturities to 2015 and 2017.

“This is excellent news for Lee stockholders and employees,” said Mary Junck, Lee chairman and chief executive officer. “It will allow us to refinance our bank debt on good terms and keep Lee on solid financial footing as we continue to expand our digital platforms, build audiences, drive revenue performance and improve our balance sheet.”

Lee’s current credit facility will be amended and extended beyond its current maturity of April 2012 in a structure of first and second lien debt. The first lien consists of a term loan of $689.5 million, along with a $40 million revolving credit facility that is not expected to be drawn at closing. The second lien consists of a $175 million term loan.

Among provisions of the arrangements:

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The first lien term loan of $689.5 million carries interest at LIBOR plus 6.25 percent with a LIBOR floor of 1.25 percent. The maturity is December 2015. Interest on the $40 million revolver is LIBOR plus 5.0 percent with a LIBOR floor of 1.25 percent. Quarterly amortization payments for the term loan total $10 million annually in the first year, beginning June 2012, increasing to $12 million in the second year and to $13.5 million thereafter. A quarterly cash flow sweep will also be used to reduce debt. Covenants include a minimum interest coverage ratio, maximum total leverage ratio and capital expenditure limitation.

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The second lien term loan of $175 million carries an interest rate of 15 percent and matures in April 2017. It requires no amortization and has no affirmative financial covenants. Creditors will share in the issuance of approximately 6,744,000 shares of Lee Common Stock, an amount equal to 13 percent of outstanding shares on a pro forma basis as of the closing date.

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As a condition to the agreement, Lee will be required to refinance the remainder of its debt, the Pulitzer Notes, with a separate $175 million loan still to be arranged. The current obligation matures in April 2012.

Additional details are included in documents being filed today with the Securities & Exchange Commission.

Carl Schmidt, Lee vice president, chief financial officer and treasurer, said the method for implementing the agreement is expected to be determined within the next few weeks. “Getting the support of more than 90 percent of our creditors is a significant milestone and allows us to turn our attention to refinancing the Pulitzer Notes. Assuming successful completion of that financing, we expect to implement the transactions out of court if we can get lender support up to 95 percent. Otherwise we will seek to implement the transactions through a favorable prepackaged Chapter 11 filing. Such a filing, if necessary, would be expected to have no adverse impact on company operations, employees, vendors, advertisers or subscribers. Subject to dilution resulting from the issuance of the new shares, current stockholders’

interests in the equity of the company would be preserved.”

The Blackstone Group is serving as Lee’s financial adviser for the transactions.

In a letter to stockholders and employees, Junck said:

“The refinancing will remove a cloud that has obscured Lee’s formidable strengths in our markets, how far we have advanced against the challenge of the national economy, and how successfully we are seizing emerging opportunities in the changing media landscape:

•	We have more journalists in our markets than all of our competitors combined and provide news vital to our communities. Without us, most local news would never come to light.

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We also have more sales representatives, and no competitor can match the results we deliver for advertisers. Because of our strong products and sales culture, Lee has outpaced the industry in advertising revenue performance for eight years running.

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More than 80 percent of adults in our larger markets read or use our print and digital products each week. More than two-thirds of 18- to 29-year-olds read or use our newspapers. We deliver news, information and advertising around the clock on our websites, mobile sites, smartphone apps and tablet apps.

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We continue to drive rapid digital growth, with year-over-year digital advertising revenue up 22 percent in the June quarter. Unique visitors to our digital sites increased 29 percent to 21.6 million in the month of June versus a year ago, while mobile page views jumped 220 percent. This summer, we have deployed latest-generation iPhone applications in all 53 of our markets and upgraded our smartphone apps for local sports. We also are in the process of rolling out iPad apps in 10 of our larger markets, with others to follow.

•	Through the recession and the slow economic recovery, we have continued to readjust our business model and produce strong cash flow, allowing us to reduce debt by $760 million since June 2005.

“In brief, we believe the refinancing agreement, together with our many strengths and accomplishments, helps reinforce a solid foundation for Lee’s future.”

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 49 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.4 million daily and 1.7 million Sunday, reaching nearly four million readers in print alone. Lee's digital sites attracted 21.6 million unique visitors in June 2011. Lee's markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS – The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, availability of credit, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

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